UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2022

VERTEX ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Gemini Street Suite 250 Houston, Texas	77058
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	VTNR	NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Loan and Security Agreement

On April 1, 2022 (the “Closing Date”), Vertex Refining Alabama LLC, a Delaware limited liability company (“Vertex Refining”) which is indirectly wholly-owned by Vertex Energy, Inc. (the “Company”, “we” and “us”); the Company, as a guarantor; substantially all of the Company’s direct and indirect subsidiaries, as guarantors (together with the Company, the “Guarantors”); certain funds and accounts under management by BlackRock Financial Management, Inc. or its affiliates, as lenders (“BlackRock”), certain funds managed or advised by Whitebox Advisors, LLC, as lenders (“Whitebox”), certain funds managed by Highbridge Capital Management, LLC, as lenders (“Highbridge”), Chambers Energy Capital IV, LP, as a lender (“Chambers”), CrowdOut Capital LLC, as a lender (“CrowdOut Capital”), CrowdOut Credit Opportunities Fund LLC, as a lender (collectively with BlackRock, Whitebox, Highbridge, Chambers and CrowdOut Capital, the “Lenders”); and Cantor Fitzgerald Securities, in its capacity as administrative agent and collateral agent for the Lenders (the “Agent”), entered into a Loan and Security Agreement (the “Loan and Security Agreement”).

Pursuant to the Loan and Security Agreement, the Lenders agreed to provide a $125 million term loan to Vertex Refining (the “Term Loan”), the proceeds of which, less agreed upon fees and discounts, were held in escrow prior to the Closing Date, pursuant to that certain escrow agreement, entered into between Vertex Refining, the Lenders and Cantor Fitzgerald Securities, in its capacity as escrow agent on March 2, 2022. On the Closing Date, net proceeds from the term loans, less the agreed upon fees and discounts, as well as certain transaction expenses, were released from escrow to Vertex Refining in an aggregate amount of $94,309,958.

The amounts borrowed under the Loan and Security Agreement will bear interest at a rate per annum equal to the sum of (i) the greater of (x) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States minus 1.50% as in effect on such day and (y) the Federal Funds rate for such day plus 0.50%, subject in the case of this clause (i), to a floor of 1.0%, plus (ii) 9.25%. The funds borrowed in connection with the Term Loan were issued with an original issue discount of 1.5%. The Company also paid certain fees and transaction expenses in connection with the release of the funds in connection with the Term Loan. Amounts owed under the Loan and Security Agreement, if not earlier repaid, are due on April 1, 2025 (or the next business day thereafter). Interest on the Term Loan is payable in cash (i) quarterly, in arrears, on the last business day of each calendar quarter, commencing on the last business day of the calendar quarter ending June 30, 2022, (ii) in connection with any payment, prepayment or repayment of the Term Loan (including as discussed in greater detail below), and (iii) at maturity (whether upon demand, by acceleration or otherwise).

Pursuant to the Loan and Security Agreement, on the last day of March, June, September and December of each year (or if such day is not a business day, the next succeeding business day), beginning on March 31, 2023 and ending on December 31, 2024, Vertex Refining is required to repay $1,562,500 of the principal amount owed under the Loan and Security Agreement (i.e., 1.25% of the original principal amount per quarter), subject to reductions in the event of any prepayment of the Loan and Security Agreement.

In the event of any payment, repayment or prepayment (other than with respect to a sale of the Company’s used motor oil assets or a change of control which are discussed below, and other than in connection with prepayments required to be made with funds received from insurance settlements and recoveries which are not subject to a prepayment premium), including in the event of acceleration of the Term Loan, certain asset sales (other than the used motor oil assets), certain equity issuances, and voluntary prepayments (a) during the first 18 months after the Closing Date, Vertex Refining agreed to pay an additional amount to the Lenders equal to 150% of the applicable interest rate, multiplied by the amount of such prepayment amount; (b) during the 19th through 24th months after the Closing Date, Vertex Refining agreed to pay an additional amount to the Lenders equal to 50% of the applicable interest rate, multiplied by the amount of such prepayment amount; and (c) at any time during the 25th month after the Closing Date, but prior to the date that is 90 days before the maturity date of amounts owed pursuant to the Loan and Security Agreement, Vertex Refining agreed to pay an additional amount to the Lenders equal to 25% of the applicable interest rate, multiplied by the amount of such prepayment amount. Upon the sale of the Company’s used motor oil assets (as discussed below), or the required repayment upon a change of control (also discussed below) Vertex Refining agreed to pay an additional amount to the Lenders equal to 1% of the aggregate principal amount of the amount prepaid (as applicable, the “Prepayment Premium”).

The Prepayment Premium is also due upon a change of control, which includes the direct or indirect transfer of all or substantially all of the assets of the Loan Parties (defined below); the adoption of a plan of liquidation or dissolution relating to the Company; the acquisition in one or a series of transactions of 33% or more of the equity interests of the Company by a person or entity; the Company’s failure to own 100% of Vertex Refining and the other Loan Parties, unless permitted by the Lenders; during any period of twelve consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of the Company such that a majority of the members of such Board of Directors are no longer directors; or a “change of control” or any comparable term under, and as defined in, any other indebtedness exceeding $2 million of the Loan Parties, shall have occurred (each a “Change of Control”).

The Company used a portion of the proceeds from the Term Loan borrowing to pay a portion of the purchase price associated with the acquisition of the Mobile, Alabama refinery (the “Mobile Refinery”) acquired by Vertex Refining on April 1, 2022, as discussed in greater detail below under Item 2.01, and to pay certain fees and expenses associated with the closing of the Loan and Security Agreement and is required to use the remainder of the funds for (i) the planned renewable diesel conversion of the Mobile Refinery, and (ii) working capital and liquidity needs.

The amounts borrowed pursuant to the terms of the Loan and Security Agreement are secured by substantially all of the present and after-acquired assets of the Company and its subsidiaries. Additionally, Vertex Refining’s obligations under the Loan and Security Agreement are jointly and severally guaranteed by substantially all of the Company’s subsidiaries and the Company (collectively, Vertex Refining, the Company and the Company’s subsidiaries which have guaranteed Vertex Refining’s obligations under the Loan and Security Agreement, the “Loan Parties”).

The Loan and Security Agreement includes customary representations and warranties, and affirmative and negative covenants of the Loan Parties for a facility of this size and type, including prohibiting the Loan Parties from creating any indebtedness without the consent of the Lenders, subject to certain exceptions, and requiring the Loan Parties to have no less than $17.5 million of unrestricted cash for more than three consecutive business days. The Loan and Security Agreement includes customary events of default for transactions of this type, including failures to pay amounts due, bankruptcy proceedings, covenant defaults, attachment or seizure of a material portion of the collateral securing the Loan and Security Agreement, cross defaults, if there is a default in any agreement governing indebtedness in excess of $3,000,000, resulting in the right to accelerate such indebtedness, certain judgments against a Loan Party, misrepresentations by the Loan Parties in the transaction documents, insolvency, cross default of the Offtake and Supply Agreement (defined and described below), a Change of Control, termination of certain intercreditor agreements, and the loss or termination of certain material contacts. Upon the occurrence of an event of default the Agent may declare the entire amount of obligations owed under the Loan and Security Agreement immediately due and payable and take certain other actions provided for under the Loan and Security Agreement, including enforcing security interests and guarantees.

The Loan and Security Agreement includes customary indemnification obligations for a facility of this size and type, requiring us to indemnify the Agent and the Lenders for certain expenses, losses and claims.

In connection with the Loan and Security Agreement, and as additional consideration for the Lenders agreeing to loan funds to the Company thereunder, the Company granted warrants to purchase 2,750,000 shares of common stock of the Company to the Lenders (and/or their affiliates) on the Closing Date, as discussed in greater detail below.

The amounts owed under the Loan and Security Agreement are also secured by various deeds of trusts and mortgages for the real property(s) described therein, over the Mobile Refinery and substantially all other material owned and leased real property of the Guarantors including properties in Texas and Louisiana.

Intellectual Property Security Agreement

In connection with the entry into the Loan and Security Agreement, Vertex Energy Operating, LLC, the Company’s wholly-owned subsidiary, entered into an Intellectual Property Security Agreement in favor of the Agent, pursuant to which it granted a security interest in substantially all of its intellectual property (including patents and trademarks) in favor of the Lenders to secure the obligations of the Loan Parties under the Loan and Security Agreement.

Collateral Pledge Agreement

In connection with the entry into the Loan and Security Agreement, the Company, Vertex Refining and each of the Guarantors, entered into a Collateral Pledge Agreement in favor of the Agent, pursuant to which they granted the Agent a security interest in all now owned or hereafter acquired promissory notes and instruments evidencing indebtedness to any Guarantor and all now owned or hereafter acquired equity interests owned by such Guarantor.

Intercreditor Agreement

In connection with the entry into the Loan and Security Agreement and the Supply and Offtake Agreement (as defined below), Agent, Macquarie (as defined below), Vertex Refining and each of the Guarantors (collectively, the “Grantors”) entered into an intercreditor agreement (the “Intercreditor Agreement”) pursuant to which the Agent and Macquarie acknowledged each other’s liens on the assets of Vertex Refining. The intercreditor arrangements may limit our ability to amend the Loan and Security Agreement and the Supply and Offtake Agreement and related agreements, provides for certain restrictions on the exercise of remedies (through “standstill” and access periods) and governs certain creditor rights in bankruptcy proceedings relating to Grantors.

Supply and Offtake Agreement

On April 1, 2022 (the “Commencement Date”), Vertex Refining entered into a Supply and Offtake Agreement (the “Supply and Offtake Agreement”) with Macquarie Energy North America Trading Inc., a Delaware corporation (“Macquarie”), pertaining to crude oil supply and offtake of finished products located at the Mobile Refinery acquired on April 1, 2022. On the Commencement Date, pursuant to an Inventory Sales Agreement and in connection with the Supply and Offtake Agreement, Macquarie purchased from Vertex Refining all crude oil and finished products within the categories covered by the Supply and Offtake Agreement and the Inventory Sales Agreement, which were held at the Mobile Refinery and a certain specified third party storage terminal, which were previously purchased by Vertex Refining as part of the acquisition of the Mobile Refinery as discussed in greater detail below under Item 2.01.

Pursuant to the Supply and Offtake Agreement, beginning on the Commencement Date and subject to certain exceptions, substantially all of the crude oil located at the Mobile Refinery and at a specified third party storage terminal from time to time will be owned by Macquarie prior to its sale to Vertex Refining for consumption within the Mobile Refinery processing units. Also pursuant to the Supply and Offtake Agreement, and subject to the terms and conditions and certain exceptions set forth therein, Macquarie will purchase from Vertex Refining substantially all of the Mobile Refinery’s output of certain refined products and will own such refined products while they are located within certain specified locations at the Mobile Refinery. Macquarie will have title to and risk of loss of crude oil and refined products purchased from Vertex Refining while within certain specified locations at the Mobile Refinery and a specified third party storage terminal.

Pursuant to the Supply and Offtake Agreement and subject to the terms and conditions therein, Macquarie may during the term of the Supply and Offtake Agreement procure crude oil and refined products from certain third parties which may be sold to Vertex Refining or third parties pursuant to the Supply and Offtake Agreement and may sell Refined Products to Vertex Refining or third parties (including customers of Vertex Refining).

The obligations of Vertex Refining and any of its subsidiaries under the Supply and Offtake Agreement and related transaction documents are guaranteed by the Company. The obligations of Vertex Refining and any of its subsidiaries under the Supply and Offtake Agreement and related transaction documents are also secured by a Pledge and Security Agreement in favor of Macquarie, discussed below, executed by Vertex Refining. In addition, the Supply and Offtake Agreement also requires that Vertex Refining post and maintain cash collateral (in the form of an independent amount) as security for Vertex Refining’s obligations under the Supply and Offtake Agreement and the related transaction documents. The amount of cash collateral is subject to adjustments during the term.

Pursuant to the Supply and Offtake Agreement, Vertex Refining and Macquarie agreed to cooperate to develop and document, by no later than 180 days after the Commencement Date, procedures relating to the unwinding and termination of the agreement and related agreements, in the event of the expiration or early termination of the Supply and Offtake Agreement. The parties also agreed to use commercially reasonable efforts to negotiate mutually agreeable terms for Macquarie’s intermediating of renewable feedstocks and renewable diesel that will be utilized and/or produced by Vertex Refining in connection with and following a planned renewable diesel conversion project at the Mobile Refinery (including providing Macquarie a right of first refusal in connection therewith), for 90 days after the Commencement Date (the “RD Period”). If, by the end of the RD Period, Macquarie and Vertex Refining, each acting in good faith and in a commercially reasonable manner, have not been able to reach commercial agreement regarding the entry into a renewable diesel intermediation, Vertex Refining may elect to terminate the Supply and Offtake Agreement by providing notice of any such election to Macquarie; provided that no such election may be effective earlier than the date falling 90 calendar days following the date on which such notice is delivered. The agreement is also subject to termination upon the occurrence of certain events, including the termination of certain agreements relating to the delivery of crude oil to and the offtake of products from the Mobile Refinery. Upon an early termination of the Supply and Offtake Agreement, Vertex Refining is required to pay amounts relating to such termination to Macquarie including, among other things, outstanding unpaid amounts, amounts owing with respect to terminating transactions under the Supply and Offtake Agreement and related transaction documents, unpaid ancillary costs, and breakage costs, losses and out-of-pocket costs with respect to the termination, liquidation, maintenance or reestablishment, or redeployment of certain hedges put in place by Macquarie in connection with the transactions contemplated by the agreement, and Vertex Refining is required to pay other termination fees and amounts to Macquarie in the event of any termination of the agreement. Additionally, upon the termination of the Supply and Offtake Agreement, the outstanding obligations of Vertex Refining and Macquarie to each other will be calculated and reduced to an estimated net settlement payment which will be subject to true-up when the final settlement payment has been calculated following termination.

The Supply and Offtake Agreement requires Vertex Refining to prepare and deliver certain forecasts, projections and estimates and comply with financial statement delivery obligations and other disclosure obligations. The agreement also requires Vertex Refining to provide Macquarie notice of certain estimated monthly crude oil delivery, crude oil consumption, product production, target inventory levels and product offtake terms, which Macquarie has the right to reject, subject to certain disclosure requirements.

The Supply and Offtake Agreement has a 24 month term following the Commencement Date, subject to the performance of customary covenants, and certain events of default and termination events provided therein (certain of which are discussed in greater detail below), for a facility of this size and type. Additionally, either party may terminate the agreement at any time, for any reason, with no less than 180 days prior notice to the other.

The Supply and Offtake Agreement includes certain customary representations, warranties, indemnification obligations and limitations of liability of the parties for a facility of this size and type, and also requires Vertex Refining to be responsible for certain ancillary costs relating to the Supply and Offtake Agreement and the transactions contemplated thereby. The Supply and Offtake Agreement requires Vertex Refining to comply with various indemnity, insurance and tax obligations, and also includes a prohibition on any amendments to Vertex Refining’s financing agreements which, among other things, adversely affect Macquarie’s rights and remedies under the Supply and Offtake Agreement and related transaction documents without the prior consent of Macquarie; a prohibition on Vertex Refining entering into any financing agreement which would cause Vertex Refining’s specified indebtedness to exceed $10 million without Macquarie’s prior consent, subject to certain exceptions; and a requirement that Vertex Refining not have less than $17.5 million in unrestricted cash for any period of more than three consecutive business days. The Supply and Offtake Agreement includes events of default and termination events, including if the Company ceases to beneficially own, directly or indirectly, 100% of the capital stock of Vertex Refining; the change in ownership of the Company or Vertex Refining resulting in one person or group acquiring 50% or more of the capital stock of the Company or Vertex Refining (as applicable); or a change in a majority of the Board of Directors of the Company or Vertex Refining during any 12 consecutive months, without certain approvals, including the approval of the Board of Directors of the Company or Vertex Refining (as applicable) immediately prior to such change; and a cross default to indebtedness (other than indebtedness under financing agreements) of the Company or Vertex Refining for over $20 million, a cross default to indebtedness under financing agreements of Vertex Refining or the Company, or a final judgment or order being rendered against Vertex Refining or the Company in an amount exceeding $20 million.

The price for crude oil purchased by the Company from Macquarie and for products sold by the Company to Macquarie within each agreed product group, in each case, is equal to a pre-determined benchmark, plus a pre-agreed upon differential, subject to adjustments and monthly true-ups.

Vertex Refining will be required to pay Macquarie various monthly fees in connection with the Supply and Offtake Agreement and related arrangements, including, without limitation, (1) an inventory management fee, calculated based on the value of the inventory owned by Macquarie in connection with the Supply and Offtake Agreement, (2) a lien inventory fee  based upon the value of certain inventory on which Macquarie has a lien, (3) a per barrel crude handling fee based upon the volume of crude oil Macquarie sells to Vertex Refining, (4) per barrel crude oil and products intermediation fees for each barrel of crude oil which Macquarie buys from a third party and each barrel of products Macquarie sells to a third party, in each case, in connection with the Supply and Offtake Agreement, and (5) a services fee in respect of which Macquarie agrees to make Crude Oil and Products available to the Company in accordance with the weekly nomination procedure as set forth in the Supply and Offtake Agreement.

Vertex Refining will also be responsible for certain payments relating to Macquarie’s hedging of the inventory it owns in connection with the Supply and Offtake Agreement, including the costs of rolling hedges forward each month, as well as any costs (or gains) resulting from a mismatch between the Company’s projected target inventory levels (which provide the basis for Macquarie’s hedge position) and actual month end inventory levels.

In connection with the entry into the Supply and Offtake Agreement, Vertex Refining entered into various ancillary agreements which relate to supply, storage, marketing and sales of crude oil and refined products including, but not limited to the following: Inventory Sales Agreement, Master Crude Oil and Products Agreement, Storage and Services Agreement, and a Pledge and Security Agreement (collectively with the Supply and Offtake Agreement, the “Supply Transaction Documents”). The Company agreed to guarantee the obligations of Vertex Refining and any of its subsidiaries arising under the Supply Transaction Documents pursuant to the entry into a Guaranty in favor of Macquarie.

Tripartite Agreements

Also on the Commencement Date, Vertex Refining, Macquarie and certain parties subject to crude oil supply and products offtake agreements with Vertex Refining, relating to the Mobile Refinery, entered into various tripartite agreements (the “Tripartite Agreements”), whereby Vertex Refining granted Macquarie the right, on a rolling daily or monthly basis, as applicable, to elect to assume Vertex Refining’s rights and obligations under such crude oil supply and products offtake agreements in connection with the performance of the Supply and Offtake Agreement, and the counterparties thereto are deemed to have consented to Macquarie’s assuming such obligations. Such Tripartite Agreements also provided for certain interpretations of the provisions of such supply and offtake agreements between Vertex Refining and such third parties in connection with Macquarie’s right to elect to assume Vertex Refining’s rights and obligations under such agreements. The Tripartite Agreements remain in place until the termination of the agreements to which they relate, or the earlier termination thereof as set forth in the Tripartite Agreements, including in the event of certain events of default by the parties thereto under the modified crude oil supply and products offtake agreements or the Supply and Offtake Agreement and related transaction documents and also in the event of the termination of the Supply and Offtake Agreement. Macquarie, Vertex Refining and a third party offtaker also entered into a tripartite agreement pursuant to which certain storage capacity within the Mobile Refinery which Macquarie had leased pursuant to the Storage and Services Agreement was effectively made available to such third party consistent with the terms agreed by such party and Vertex Refining in its underlying products offtake agreement. Macquarie, Vertex Refining and a third party storage terminal operator also entered into a tripartite agreement relating to the storage of Macquarie-owned crude oil in such terminal in connection with the Supply and Offtake Agreement.

Guaranty

Vertex Refining’s obligations under the Supply and Offtake Agreement and related transaction documents (other than the hedges which are secured and guaranteed on a pari passu basis under the Loan and Security Agreement) were unconditionally guaranteed by the Company pursuant to the terms of a Guaranty entered into on April 1, 2022, by the Company in favor of Macquarie (the “Guaranty”).

Pledge and Security Agreement

In connection with the entry into the Supply and Offtake Agreement, Vertex Refining entered into a Pledge and Security Agreement in favor of Macquarie, pursuant to which it provided Macquarie a first priority security interest in all inventory, including all crude oil, product, and all proceeds with respect of the forgoing, subject to certain exceptions. The Pledge and Security Agreement includes customary representations, warranties and covenants of Vertex Refining for a facility of this size and type.

Inventory Sales Agreement

On April 1, 2022, pursuant to an Inventory Sales Agreement entered into between Vertex Refining and Macquarie, Macquarie purchased all crude oil and finished products (including, jet fuel, diesel and gasoline) located the Mobile Refinery and held in inventory on such date, which purchase was based on agreed upon market values (the “Mobile Refinery Inventory”) from Vertex Refining for $154 million (which funds, together with cash on hand, were used by Vertex Refining to purchase the Mobile Refinery Inventory from Shell, as discussed in Item 2.01, below), which Mobile Refinery Inventory then became subject to the terms of the Supply and Offtake Agreement.

Warrant Agreement and Registration Rights Agreement

In connection with the entry into the Loan and Security Agreement, and as a required term and condition thereof, on April 1, 2022, the Company granted warrants (the “Warrants”) to purchase 2,750,000 shares of the Company’s common stock to the Lenders and their assigns. The terms of the Warrants are set forth in a Warrant Agreement entered into on April 1, 2022, between the Company and Continental Stock Transfer & Trust Company as warrant agent (the “Warrant Agreement”).

The Warrants have a five-year term and a $4.50 per share exercise price, and include weighted average anti-dilutive rights in the event any shares of common stock or other equity or equity equivalent securities payable in common stock are granted, issued or sold (or the Company enters into any agreement to grant, issue or sell), or in accordance with the terms of the Warrant Agreement, are deemed to have granted, issued or sold, in each case, at a price less than the exercise price, which automatically decreases the exercise price of the Warrants upon the occurrence of such event, as described in greater detail in the Warrant Agreement, and increases the number of shares of common stock issuable upon exercise of the Warrants, such that the aggregate exercise price of all Warrants remains the same before and after any such dilutive event. Until or unless the Company receives shareholder approval under applicable Nasdaq listing rules for the issuance of more than 19.9% of the Company’s outstanding shares of common stock on the date the Warrant Agreement was entered into (i.e., 12,828,681 shares of common stock, based on 64,465,734 shares of outstanding common stock on such date)(the “Share Cap”), the Company may not issue more shares of common stock upon exercise of the Warrants than totals the Share Cap, and is required to pay the Lenders cash, based on the fair market value of any shares required to be issued upon exercise of the Warrants (as calculated in the Warrant Agreement), which would exceed the Share Cap. Upon the occurrence of a fundamental transaction (as described in the Warrant Agreement) the Warrant Agreement (a) provides each holder a put right and (b) provides the Company with a call right in respect of the Warrants. Upon the exercise of a put right by the holder or a call right by the Company, the Company is obligated to repurchase the Warrants for the Black Scholes Value of the Warrants repurchased, as calculated in the Warrant Agreement. The Warrants also include cashless exercise rights and a provision preventing a holder of the Warrants from exercising any portion of their Warrants if such holder (together with its affiliates) would beneficially own in excess of 4.99% or 9.99% (as applicable pursuant to the Warrant Agreement) of the number of shares of Company common stock outstanding immediately after giving effect to the exercise, subject to certain rights of the holders to increase or decrease such percentage.

In connection with the grant of the Warrants, the Company and the holders of such Warrants entered into a Registration Rights Agreement dated April 1, 2022 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company agreed to file a registration statement (the “Initial Registration Statement”) with the Securities and Exchange Commission (the “SEC” or the “Commission”) as soon as reasonably practicable and in no event later than 75 days following April 1, 2022, for purposes of registering the resale of the shares of common stock issuable upon exercise of the Warrants. The Company also agreed to use commercially reasonable efforts to cause the SEC to declare the Registration Statement effective as soon as practicable and no later than 45 days following the filing of the Initial Registration Statement; provided, that such date is extended until 120 days after the filing date if the Initial Registration Statement is reviewed by the staff of the Commission. The Registration Rights Agreement also provides the holders of the Warrants certain piggyback and demand registration rights (including pursuant to an underwritten offering, in the event the gross proceeds from such underwritten offering are expected to exceed $35 million).

If, subject to certain limited exceptions described in the Registration Rights Agreement, (i) the Initial Registration Statement required to be filed pursuant to the Registration Rights Agreement is not filed on or prior to the required filing deadline (or without complying with the terms of the Registration Rights Agreement), (ii) a registration statement registering for resale all of the registrable securities is not declared effective by the Commission by the required effectiveness deadline, or (iii) during the period commencing on the effective date of the Initial Registration Statement and ending on the earlier of the date when there are no registrable securities or the third anniversary of the effective date of the Initial Registration Statement, a registration statement is not continuously effective to allow the sale of the shares underlying the Warrants, for more than 10 consecutive calendar days or more than an aggregate of 15 calendar days (which need not be consecutive) during any 12-month period, then, in addition to any other rights such holder of Warrants may have under the Registration Rights Agreement or applicable law, (x) on the first such applicable default date, the Company shall pay to such holder of a Warrant an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the fair market value (such fair market value calculated as required under the Registration Rights Agreement) of the registrable securities held by such holder (the “1% Penalty”), and (y) on each monthly anniversary of such default date until all applicable defaults have been cured, shall pay the 1% Penalty, subject to a maximum penalty of 10% of the fair market value of the registrable securities held by each applicable holder of Warrants, (such fair market value calculated as required under the Registration Rights Agreement).

The Company has agreed, among other things, to indemnify the holders of the Warrants and their affiliates with respect to certain liabilities and to pay all fees and expenses incident to the Company’s obligations under the Registration Rights Agreement.

* * * * *

The foregoing description of the Loan and Security Agreement, Intellectual Property Security Agreement, Collateral Pledge Agreement, Supply and Offtake Agreement, Intercreditor Agreement, Guaranty, Pledge and Security Agreement, Warrant Agreement, Registration Rights Agreement, and Inventory Sales Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of such Loan and Security Agreement, Intellectual Property Security Agreement, Collateral Pledge Agreement, Supply and Offtake Agreement, Intercreditor Agreement, Pledge and Security Agreement, Warrant Agreement, Registration Rights Agreement, and Inventory Sales Agreement, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 4.1, 10.8 and 10.11 to this Current Report on Form 8-K and are incorporated herein by reference.

* * * * *

In connection with the Mobile Acquisition and related transactions described herein, Vertex Refining and Macquarie and Vertex Refining and Shell (and certain of its related parties), entered into certain agreements, other than those described in detail herein, certain of which are anticipated to be deemed material definitive agreements. The Company and the counterparties to these agreements are still in the process of drafting disclosure of the material terms of these agreements as of the date of this Current Report on Form 8-K and the Company plans to file an amendment to this Current Report on Form 8-K, following the date of this filing, to more fully disclose the material terms of such agreements, and plans to include such agreements as exhibits to a future filing.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Mobile Refinery Acquisition

As previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 26, 2021, on May 26, 2021, Vertex Energy Operating LLC (“Vertex Operating”), a wholly-owned subsidiary of the Company, entered into a definitive Refinery Purchase Agreement (the “Refinery Purchase Agreement”) with Equilon Enterprises LLC d/b/a Shell Oil Products US, Shell Oil Company and Shell Chemical LP, subsidiaries of Shell plc (“Shell”), to purchase Shell’s Mobile, Alabama refinery, certain real property associated therewith, and related assets, including all inventory at the refinery as of closing and certain equipment, rolling stock, and other personal property associated with the Mobile Refinery (collectively, the “Mobile Acquisition”). The Mobile Refinery is located on an 800+ acre site in the city and county of Mobile, Alabama. The 91,000 barrel-per-day nameplate capacity Mobile Refinery is capable of sourcing a flexible mix of cost-advantaged light-sweet domestic and international feedstocks. Approximately 70% of the refinery’s current annual production is distillate, gasoline and jet fuel, with the remainder being vacuum gas oil, liquefied petroleum gas (LPG) and other products. The facility distributes its finished product across the southeastern United States through a high-capacity truck rack, together with deep and shallow water distribution points capable of supplying waterborne vessels.

On April 1, 2022, Vertex Operating assigned its rights to the Refinery Purchase Agreement to Vertex Refining and on the same date, Vertex Refining completed the Mobile Acquisition.

On the Effective Date, a total of $75.0 million (less $10 million previously paid) was paid by Vertex Refining in consideration for the acquisition of the Mobile Refinery, which amount is subject to customary purchase price adjustments and reimbursement for certain capital expenditures in the amount of approximately $440,000, $15.9 million was paid to Shell for previously agreed upon capital expenditures and miscellaneous prepaid and reimbursable items, and $164.2 million was paid to Shell by Vertex Refining in connection with the purchase of certain crude oil inventory and finished products owned by Shell and located at the Mobile Refinery on the Closing Date (approximately $154 million of which was funded by Macquarie as a result of the simultaneous sale of such inventory to Macquarie pursuant to an Inventory Sales Agreement between Vertex Refining and Macquarie). The Company also paid $8.7 million at closing pursuant to the terms of a Swapkit Purchase Agreement entered into with Shell on May 26, 2021 (the “Swapkit Agreement”), pursuant to which the Company agreed to fund a technology solution comprising the ecosystem required for the Company to run the Mobile Refinery after closing (the “Swapkit”).

Following the closing of the Mobile Acquisition, the Company (through one or more of its subsidiaries and affiliates) plans to complete an $85 million capital project designed to modify the Mobile Refinery’s hydrocracking unit to produce renewable diesel fuel on a standalone basis.

The foregoing description of the Refinery Purchase Agreement, Assignment Agreement and Swapkit Agreement is only a summary and is not complete, and is qualified in its entirety by reference to the Refinery Purchase Agreement, Assignment Agreement and Swapkit Agreement, copies of which are attached hereto (or incorporated by reference herein) as Exhibits 2.1, 2.2 and 10.9, respectively, and are incorporated herein by reference.

Funds for the purchase of the Mobile Refinery, Swapkit Agreement, provision of cash collateral required pursuant to terms of the Supply and Offtake Agreement (discussed below), capital expenditures and transaction expenses, came from funds previously held in escrow in connection with our November 2021 sale of $155 million principal at maturity of 6.25% senior unsecured notes due 2027 ($100.4 million), the Term Loan and cash on hand. Following the transactions described above, including the Term Loan, and our acquisition of Tensile-MG (as defined and discussed in Item 2.01, below), our unrestricted cash increased by approximately $75 million, which funds are anticipated to be used for (i) the planned renewable diesel conversion of the Mobile Refinery, and (ii) working capital and liquidity needs.

Myrtle Grove Purchase Agreement

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on July 31, 2019, the Company and its subsidiaries entered into a number of transactions with Tensile-Myrtle Grove Acquisition Corporation (“Tensile-MG”), an affiliate of Tensile Capital Partners Master Fund LP, an investment fund based in San Francisco, California (“Tensile”), including forming Vertex Refining Myrtle Grove LLC, a Delaware limited liability company, which entity was formed as a special purpose vehicle. As a result of the transactions, Tensile, through Tensile-MG, acquired an approximate 15% ownership interest in MG SPV, which indirectly owns the Company’s Belle Chasse, Louisiana, re-refining complex.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the Commission on March 3, 2022 (the “March 2022 Form 8-K”), on February 25, 2022, Vertex Splitter Corporation (“Vertex Splitter”), a wholly-owned subsidiary of the Company entered into a Purchase and Sale Agreement with Tensile-Vertex and Tensile-MG (the “Purchase Agreement”).

On April 1, 2022, the Company, through Vertex Splitter acquired 100% of Tensile-MG from Vertex-Tensile for $7.2 million, which was based on the value of the Class B Unit preference of MG SPV held by Tensile-MG, plus capital invested by Tensile-MG in MG SPV (which had not been returned as of the date of payment), plus cash and cash equivalents held by Tensile-MG as of the closing date. As a result, the Company acquired 100% of MG SPV, which in turn owns the Company’s Belle Chasse, Louisiana, re-refining complex.

The Myrtle Grove Purchase Agreement includes customary representations of the parties for a transaction of that size and type, requires Vertex Splitter to maintain officer and director insurance for Tensile-MG for at least six years following the closing; requires that they bear their own fees and expenses, except that each party is required to pay the fees and expenses of the other party upon termination of the agreement in certain situations; includes customary indemnification obligations; and includes mutual releases of the parties, effective upon closing.

The foregoing description of the Myrtle Grove Purchase Agreement is only a summary and is not complete, and is qualified in its entirety by reference to the Myrtle Grove Purchase Agreement, a copy of which is incorporated by reference herein as Exhibit 10.10, and is incorporated herein by reference.

Inventory and Finished Products Purchase and Sale

As a required condition to the closing of the Mobile Acquisition, on the Closing Date, Vertex Refining paid approximately $164.2 million for the acquisition from Shell, of all Mobile Refinery Inventory. Also on April 1, 2022, pursuant to an Inventory Sales Agreement entered into between Vertex Refining and Macquarie, Macquarie purchased all the Mobile Refinery Inventory from Vertex Refining for $154 million (which funds, together with cash on hand, were used by Vertex Refining to purchase the Mobile Refinery Inventory from Shell), which Mobile Refinery Inventory then became subject to the terms of the Supply and Offtake Agreement, discussed above under Item 1.01.

The foregoing description of the Inventory Sales Agreement is only a summary and is not complete, and is qualified in its entirety by reference to the Inventory Sales Agreement, a copy of which is attached hereto as Exhibit 10.11, and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures included in Item 1.01 above, including regarding the Loan and Security Agreement and Supply and Offtake Agreement, and the related agreements and transactions associated therewith, are incorporated into this Item 2.03 in their entirety by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 above regarding the grant of the Warrants is incorporated into this Item 3.02 by reference. The issuance of the Warrants to purchase 2,750,000 shares of common stock to the lenders as discussed in Item 1.01 above was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with Section 4(a)(2) and/or Regulation D, Rule 506 thereunder, since the transaction did not involve a public offering, the recipients confirmed that they were “accredited investors”, and that they were acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The Warrants and the shares of common stock issuable upon exercise thereof have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The maximum number of shares of common stock issuable upon exercise of the Warrants is 2,750,000 shares of common stock (subject to anti-dilution protection as provided for in the Warrant Agreement).

Item 3.03 Material Modification to Rights of Security Holders.

The disclosures included in Item 1.01 above, including regarding the Loan and Security Agreement and Supply and Offtake Agreement, and the related agreements associated therewith, are incorporated into this Item 3.03 in their entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The financial statements of the Mobile Refinery, to the extent required to be disclosed pursuant to this Item 9.01, will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

Pro forma financial information relative to acquisition of the Mobile Refinery, to the extent required to be disclosed pursuant to this Item 9.01, will be filed no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description

2.1+	Sale and Purchase Agreement dated May 26, 2021, by and between Vertex Operating Company LLC and Equilon Enterprises LLC d/b/a Shell Oil Products US and/or Shell Chemical LP and/or Shell Oil Company (filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 27, 2021, and incorporated by reference herein)(File No. 001-11476)
2.2*	Assignment and Assumption of Contract effective April 1, 2022, between Vertex Energy Operating LLC and Vertex Refining Alabama LLC
4.1*	Warrant Agreement dated April 1, 2022, by and among Vertex Energy, Inc. and Continental Stock Transfer & Trust Company, as warrant agent
10.1*+	Loan and Security Agreement dated April 1, 2022, by and among Vertex Refining Alabama LLC, as borrower, Vertex Energy, Inc., as parent and as a guarantor, certain direct and indirect subsidiaries of Vertex Energy, Inc., as guarantors, the lenders party thereto, and Cantor Fitzgerald Securities, as administrative agent and collateral agent for the lenders
10.2*	Intellectual Property Security Agreement dated April 1, 2022, by and between Vertex Energy Operating, LLC, as grantor and Cantor Fitzgerald Securities, as administrative and collateral agent for the lenders
10.3*	Collateral Pledge Agreement dated April 1, 2022, by and among Vertex Energy Inc., Vertex Refining Alabama LLC, each of Vertex Energy, Inc.’s direct and indirect subsidiaries party thereto and Cantor Fitzgerald Securities, as collateral agent for the lenders
10.4*+	Supply and Offtake Agreement dated April 1, 2022, by and between Macquarie Energy North America Trading Inc. and Vertex Refining Alabama LLC
10.5*	Intercreditor Agreement dated April 1, 2022, among Cantor Fitzgerald Securities, as the term loan agent, Macquarie Energy North America Trading Inc., as the intermediation facility secured party, Vertex Refining Alabama LLC, and the other grantors party thereto
10.6*	Guaranty between Vertex Energy, Inc. and Macquarie Energy North America Trading Inc., dated April 1, 2022
10.7*	Pledge and Security Agreement dated April 1, 2022, between Vertex Alabama Refining LLC, and Macquarie Energy North America Trading Inc.
10.8*	Registration Rights Agreement dated April 1, 2022, between Vertex Energy, Inc. and each of the holders of the Lender Warrants
10.9+	Swapkit Purchase Agreement entered into between Vertex Energy Operating, LLC and Equilon Enterprises LLC d/b/a Shell Oil Products US, dated May 26, 2021 (filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 27, 2021, and incorporated by reference herein)(File No. 001-11476)
10.10	Purchase and Sale Agreement dated February 25, 2022, by and between Tensile-Vertex Holdings, LLC, Tensile-Myrtle Grove Acquisition Corporation and Vertex Splitter Corporation (filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 3, 2022, and incorporated by reference herein)(File No. 001-11476)
10.11*	Inventory Sales Agreement dated April 1, 2022, by and between Vertex Refining Alabama LLC and Macquarie Energy North America Trading Inc.
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

# Certain schedules, annexes and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Vertex Energy, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX ENERGY, INC.

Date: April 7, 2022	By:	/s/ Chris Carlson
Chris Carlson
Chief Financial Officer